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                                                               Exhibit 10.10







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                                  SUNOCO, INC.

                      EXECUTIVE INVOLUNTARY SEVERANCE PLAN

                 (Amended and Restated as of September 6, 2001)







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                                   ARTICLE I

                                  DEFINITIONS

     Section 1.1 "Benefit" or "Benefits" shall mean any or all of the benefits that a Participant is entitled to receive pursuant to Article IV of the Plan.

     Section 1.2 "Board of Directors" shall mean the Board of Directors of Sunoco, Inc. or any successor thereto.

     Section 1.3 "Chief Executive Officer" shall mean the individual serving as the Chief Executive Officer of Sunoco, Inc. as of the date of reference.

     Section 1.4 "Committee" shall mean the administrative committee designated pursuant to Article VI of the Plan to administer the Plan in accordance with its terms.

     Section1.5     "Company" shall mean Sunoco, Inc., a Pennsylvania
corporation. The term


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"Company" shall include any successor to Sunoco, Inc., any subsidiary or affiliate which has adopted the Plan, or a corporation succeeding to the business of Sunoco, Inc., or any subsidiary or affiliate, by merger, consolidation or liquidation or purchase of assets or stock or similar transaction.

      Section 1.6 "Company Service" shall mean, for purposes of determining Benefits available to any Participant in this Plan, the total aggregate recorded length of such Participant's service with: Sunoco, Inc.; any subsidiary or affiliate of Sunoco, Inc. (whether by by merger, consolidation or liquidation or purchase of assets or stock or similar transaction) which has adopted the Plan; and/or any corporation succeeding to the business of Sunoco, Inc.

      Company Service shall commence with the Participant's initial date of employment with the Company, and shall end with such Participant's death, retirement, or termination for any reason. Company Service also shall include:

            (a) all periods of approved leave of absence (civil, family, medical, military, or Olympic; provided, however, that the Participant returns to work within the prescribed time following the leave;

            (b) any break in service of thirty (30) days or less; and

            (c) any service credited under applicable Company policies with respect to the length of a Participant's employment by any non-affiliated entity that is subsequently acquired by, and becomes a part of, the Company's operations.

      Section 1.7 "Compensation Committee" shall mean the Compensation Committee of the Board of Directors.

      Section 1.8 "Disability" shall mean any illness, injury or incapacity of such duration and type as to render a Participant eligible to receive long-term disability benefits under the applicable broad-based long-term disability program of the Company.

      Section 1.9 "Employment Termination Date" shall mean the date on which the employment relationship between the Participant and the Company is terminated.

      Section 1.10 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

      Section 1.11 "Executive Resource Employee" shall mean any individual employed by the Company who has been designated by the Company as a member of the Company's executive resources group. Generally, such group shall include employees in Grades 14-20 and all employees subject to Section 16 of the Securities Exchange Act of 1934, as amended.

      Section 1.12 "Just Cause" shall mean:

            (a) the willful and continued failure of the Participant to perform substantially the Participant's duties with the Company (other than any such failure resulting from incapacity due


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to physical or mental illness), after a written demand for substantial performance is delivered to the Participant by the Board of Directors or the Chief Executive Officer that specifically identifies the manner in which the Board of Directors or the Chief Executive Officer believes that the Participant has not substantially performed the Participant's duties, or

            (b) the willful engaging by the Participant in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.

For purposes of this Section 1.12, no act, or failure to act, on the part of the Participant shall be considered "willful" unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company. The cessation of employment of the Participant shall not be deemed to be for Just Cause unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board of Directors (excluding the Participant, if the Participant is a member of the Board of Directors) at a meeting of the Board of Directors (after reasonable notice is provided to the Participant and the Participant is given an opportunity, together with counsel for the Participant, to be heard before the Board of Directors), finding that, in the good faith opinion of the Board of Directors, the Participant is guilty of the conduct described in Section 1.12(a) or 1.12(b), and specifying the particulars thereof in detail.

      Section 1.13 "Participant" shall mean any Executive Resource Employee; provided, however, that any Executive Resource Employee who has an employment contract with the Company that provides severance benefits shall not be eligible to participate in the Plan while such contract is in effect except to the extent specifically provided in the contract.

      Section 1.14 "Plan" shall mean the Sunoco, Inc. Executive Involuntary Severance Plan, as set forth herein, and as the same may from time to time be amended.

      Section 1.15 "Plan Year" shall mean each fiscal year of the Company during which this Plan is in effect.

      Section 1.16 "Salary Continuation Period" shall mean:

            (a) six (6) weeks, in the case of a Participant who either has not executed the release described in Section 3.3 hereof, or who has revoked such a previously executed release; or

            (b) in the case of a Participant that has executed and not revoked the release described in Section 3.3 hereof:

                  (1) one-hundred-four (104) weeks for the Company's Chief
            Executive Officer, Chief Operating Officer, and any executive vice president;


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                  (2) seventy-eight (78) weeks for each other Executive Resource
            Employee in Grade 17 or above; and

                  (3) fifty-two (52) weeks for each other Executive Resource
            Employee.

      Section 1.17 "Weekly Compensation" shall mean the sum of each of the following items divided by 52:

            (a) a Participant's annual base salary; and

            (b) the applicable guideline (target) annual bonus amount in effect on his or her Employment Termination Date.

                                   ARTICLE II

                      BACKGROUND, PURPOSE AND TERM OF PLAN

      Section 2.1 Background. The Company maintains this Plan for the purpose of providing severance allowances to all Executive Resource Employees, whose employment is terminated for reasons other than fault of their own. The Plan shall be effective as of December 7, 2000.

      Section 2.2 Purpose of the Plan. In recognition of their past service to the Company, this Plan is intended to alleviate, in part or in full, financial hardships which may be experienced by certain of those employees of the Company whose employment is terminated. In essence, benefits under the Plan are intended to be additional compensation for past services or the continuation of the specified fringe benefits for a transitional period. The amount or kind of benefit to be provided is to be based on the position of the Executive Resource Employee, the Executive Resource Employee's compensation and the fringe benefit programs applicable to him or her, at his or her Employment Termination Date. The Plan is not intended to be included in the definitions of "employee pension benefit plan" and "pension plan" as set forth under Section 3(2) of ERISA. Rather, this Plan is intended to meet the descriptive requirements of a plan constituting a "severance pay plan" within the meaning regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations, ss. 2510.3-2(b).

      Section 2.3 Term of the Plan. The Plan will continue until such time as the Board of Directors, or a committee thereof, delegated such responsibility, acting in its sole discretion, elects to modify, supersede or terminate it in accordance with the further provisions hereof.

                                   ARTICLE III

                   PARTICIPATION AND ELIGIBILITY FOR BENEFITS

      Section 3.1 General Eligibility Requirement. In order to receive a Benefit under this Plan, a Participant's employment must have been terminated by the Company other than for Just Cause, death or Disability; provided, however, that any Participant who is receiving benefits


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under the Sunoco, Inc. Special Executive Severance Plan shall not also be eligible to receive any Benefit under this Plan.

      Section 3.2 Employment by Successor. Notwithstanding anything herein to the contrary, no Benefits shall be due hereunder in connection with the sale or other disposition by the Company of the capital stock or assets of any business unit, division, subsidiary, or other affiliate, if the Participant receives an offer of employment from the purchaser or other acquiror at a combined annual salary and guideline bonus at least equal to the annual salary and guideline bonus for his or her position with the Company immediately prior to such sale or other disposition.

      Section 3.3 Release. Unless the Participant executes a full waiver and release of claims in a form satisfactory to the Company, and notwithstanding anything herein to the contrary as provided in Section 5.2, the Benefits provided hereunder in connection with a termination of employment shall be provided only for the Salary Continuation Period set forth in Section 1.16(a) of this Plan, and the special medical benefit described in Section 4.4 of this Plan shall not be provided. In no event shall the release described in this Section
3.3 impair the ability of a Participant who executes such a release to pursue any rights the Participant may have with respect to benefits pursuant to the Sunoco, Inc. Special Executive Severance Plan.

                                   ARTICLE IV

                                     BENEFIT

      Section 4.1 Amount of Immediate Cash Benefit . The immediate cash amount to be paid to a Participant eligible to receive Benefits under Section 3.1 hereof shall be paid in a lump sum and shall equal the Participant's earned vacation (as determined under the Company's applicable vacation policy as in effect on the Employment Termination Date) through the end of his or her Employment Termination Date.

      Section 4.2 Salary Continuation. A Participant who is eligible to receive Benefits under Section 3.1 shall continue to be entitled, through the end of his/her Salary Continuation Period to his/her Weekly Compensation as in effect on the Employment Termination Date.



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      Section 4.3 Executive Benefits. A Participant who is eligible to receive
Benefits under Section 3.1 shall continue to be entitled, through the end of his/her Salary Continuation Period to those employee benefits listed below:

            (a)   death benefits as follows:

                  (1) for Participants who became Executive Resource Employees on or after January 1, 1985, an amount equal to one (1) times annual base salary at the Employment Termination Date; and

                  (2) for Participants who became Executive Resource Employees before January 1, 1985, an amount equal to two (2) times the sum of annual base salary and guideline bonus at the Employment Termination Date;

            Any supplemental coverages elected under the Sunoco, Inc. Death Benefits Plan (or any similar plan of any of the following: a subsidiary or affiliate which has adopted this Plan; a corporation succeeding to the business of Sunoco, Inc.; and/or any subsidiary or affiliate, by merger, consolidation or liquidation or purchase of assets or stock or similar transaction) will be discontinued under the terms of such plan or plans; and

            (b) medical plan benefits (excluding dental coverage), including COBRA continuation coverage beginning as of the start of the Salary Continuation Period and running concurrently therewith.

      In each case, when contributions are required of all other active Executive Resource Employees at the time of the Participant's Employment Termination Date, or thereafter, if required of other Executive Resource Employees, the Participant shall continue to be responsible for making the required contributions during the Salary Continuation Period in order to be eligible for the coverage. In lieu of the coverages provided under clauses (a) and (b) above, the Company may pay, at the time payment is otherwise to be made of cash Benefits pursuant to Section 5.1 hereof, the Participant an amount equal to the then present value of the Company's cost of such coverages (as adjusted for taxes), or the Company may provide the Participant with comparable coverage under a policy of insurance. The Participant also shall be entitled to such outplacement services as deemed appropriate by the Committee.

      Section 4.4 Special Medical Benefit. Participants who have executed and not revoked the release described in Section 3.3 hereof, and who are fifty (50) or more years of age on the Employment Termination date, with a minimum of ten
(10) years of Company Service shall have medical (but not dental) benefits available under the same terms and conditions as other employees not yet eligible for Medicare coverage who retire under the terms of a Company retirement plan. Subject to modification or termination of such medical benefits as generally provided to other employees not yet eligible for Medicare coverage who retire under the terms of a Company retirement plan, such benefits may continue until such time as the Participant becomes first eligible for Medicare, or the Participant voluntarily cancels coverage, whichever is earliest.


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      Section 4.5 Retirement Plans. This Plan shall not govern and shall in no way affect the Participant's interest in, or entitlement to benefits under, any of the Company's qualified or supplemental retirement plans and any payments received under any such plan shall not affect a Participant's right to any Benefit hereunder.

      Section 4.6 Minimum Benefit. Notwithstanding the provisions of Sections 4.2, 4.3 and 4.4 hereof, the Benefits available under this Plan shall not be less than those determined in accordance with the provisions of the Sunoco, Inc. Involuntary Termination Plan. If the Participant determines that the benefits under the Sunoco, Inc. Involuntary Termination Plan are more valuable to the Participant than the comparable Benefits set forth in this Plan, then the provisions used to calculate the Benefits available to the Participant under this Plan shall not apply, and the Benefits available to the Participant under this Plan shall be calculated using only the applicable provisions of the Sunoco, Inc. Involuntary Termination Plan.

      Section 4.7 Effect on Other Benefits. There shall not be drawn from the continued provision by the Company of any of the aforementioned Benefits any implication of continued employment or of continued right to accrual of retirement benefits under the Company's qualified or supplemental retirement plans, nor shall a Participant accrue vacation days, paid holidays, paid sick days or other similar benefits normally associated with employment for any part of the Salary Continuation Period during which benefits are payable under this Plan.

                                    ARTICLE V

                     METHOD AND DURATION OF BENEFIT PAYMENTS

      Section 5.1 Method of Payment. The cash Benefits to which a Participant is entitled, as determined pursuant to Article IV hereof, generally shall be paid monthly. Payment shall be made by mailing to the last address provided by the Participant to the Company, or by direct deposit into a bank account designated by the Participant in writing to the Company. Alternatively, with the prior written consent of the Committee, the Participant may elect to receive such benefits as a single lump sum payment, determined on the same basis as lump sum payments are determined under the Sunoco, Inc. Retirement Plan.

      Section 5.2 Conditions to Entitlement to Benefit. In order to be eligible to receive full Benefits hereunder, a Participant shall make himself/herself available to the Company and cooperate in any reasonable manner (so as not to unreasonably interfere with subsequent employment) in providing assistance to the Company after his or her Employment Termination Date in conducting any matters which are pending at such time, and, as provided in Section 3.3, shall execute a release and discharge of the Company from any and all claims, demands or causes of action other than as to amounts or benefits due to the Participant under any plan, program or contract provided by, or entered into with, the Company. Such release and discharge shall be in such form as is prescribed by the Committee and shall be executed prior to the payment of any Benefits due hereunder. In addition, no Benefits due hereunder shall be paid to a Participant who is required by Company guidelines to execute an agreement governing the assignment of patents or the disclosure of confidential information unless an executed copy of such agreement is on file with the Company.


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      Section 5.3 Payments to Beneficiary(ies). Each Executive Resource Employee
shall designate a beneficiary(ies) to receive any Benefits due hereunder in the event of the Participant's death prior to the receipt of all such Benefits. Such beneficiary designation shall be made in the manner, and at the time, prescribed by the Committee in its sole discretion. In the absence of an effective beneficiary designation hereunder, the Participant's estate shall be deemed to be his or her designated beneficiary.

                                   ARTICLE VI

                                 ADMINISTRATION

      Section 6.1 Appointment of the Committee. The Committee shall consist of three (3) or more persons appointed by the Compensation Committee. Committee members may be, but need not be, employees of the Company.

      Section 6.2 Tenure of the Committee. Committee members shall serve at the pleasure of the Compensation Committee and may be discharged, with or without Cause, by the Compensation Committee. Committee members may resign at any time on ten (10) days' written notice.

      Section 6.3 Authority and Duties. It shall be the duty of the Committee, on the basis of information supplied to it by the Company, to determine the eligibility of each Participant for Benefits under the Plan, to determine the amount of Benefit to which each such Participant may be entitled, and to determine the manner and time of payment of the Benefit consistent with the provisions hereof. In addition, the exercise of discretion by the Committee need not be uniformly applied to similarly situated Participants. The Company shall make such payments as are certified to it by the Committee to be due to Participants. The Committee shall have the full power and authority to construe, interpret and administer the Plan, to correct deficiencies therein, to supply omissions and to make factual determinations. All decisions, actions and interpretations of the Committee shall be final, binding and conclusive upon the parties.

      Section 6.4 Action by the Committee. A majority of the members of the Committee shall constitute a quorum for the transaction of business at a meeting of the Committee. Any action of the Committee may be taken upon the affirmative vote of a majority of the members of the Committee at a meeting, or at the direction of the Chairperson, without a meeting by mail, telegraph, telephone or electronic communication device; provided that all of the members of the Committee are informed of their right to vote on the matter before the Committee and of the outcome of the vote thereon.

      Section 6.5 Officers of the Committee. The Compensation Committee shall designate one of the members of the Committee to serve as Chairperson thereof. The Compensation Committee shall also designate a person to serve as Secretary of the Committee, which person may be, but need not be, a member of the Committee.

      Section 6.6 Compensation of the Committee. Members of the Committee shall receive no compensation for their services as such. However, all reasonable expenses of the Committee shall be paid or reimbursed by the Company upon proper documentation. The


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Company shall indemnify members of the Committee against personal liability for actions taken in good faith in the discharge of their respective duties as members of the Committee and shall provide coverage to them under the Company's liability insurance program(s).

      Section 6.7 Records, Reporting and Disclosure. The Committee shall keep all individual and group records relating to Participants and former Participants and all other records necessary for the proper operation of the Plan. Such records shall be made available to the Company and to each Participant for examination during business hours except that a Participant shall examine only such records as pertain exclusively to the examining Participant and to the Plan. The Committee shall prepare and shall file as required by law or regulation all reports, forms, documents and other items required by ERISA, the Internal Revenue Code, and every other relevant statute, each as amended, and all regulations thereunder (except that the Company, as payor of the Benefits, shall prepare and distribute to the proper recipients all forms relating to withholding of income or wage taxes, Social Security taxes, and other amounts which may be similarly reportable).

      Section 6.8 Actions of the Chief Executive Officer. Whenever a determination is required of the Chief Executive Officer under the Plan, such determination shall be made solely at the discretion of the Chief Executive Officer. In addition, the exercise of discretion by the Chief Executive Officer need not be uniformly applied to similarly situated Participants and shall be final and binding on each Participant or beneficiary(ies) to whom the determination is directed.

      Section 6.9 Bonding. The Committee shall arrange any bonding that may be required by law, but no amount in excess of the amount required by law (if any) shall be required by the Plan.

                                   ARTICLE VII

                            AMENDMENT AND TERMINATION

      Section 7.1 Amendment, Suspension and Termination. The Company, acting by or pursuant to a resolution of the Board of Directors, or a committee thereof delegated such responsibility, retains the right, at any time and from time to time, to amend, suspend or terminate the Plan in whole or in part, for any reason, and without either the consent of or the prior notification to any Participant. No such amendment shall give the Company the right to recover any amount paid to a Participant prior to the date of such amendment or to cause the cessation and discontinuance of payments of Benefits to any person or persons under the Plan already receiving Benefits. No action to amend or modify the Plan that is taken after a Change in Control (as such term is defined in the Special Executive Severance Plan of the Company) or before, but in connection with, a Change in Control, may terminate or reduce the rights of an Employee as of the date of such action with respect to the Special Executive Severance Plan or
Section 3.3.

                                  ARTICLE VIII

                              DUTIES OF THE COMPANY


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      Section 8.1 Records. The Company shall supply to the Committee all records and information necessary to the performance of the Committee's duties.

      Section 8.2 Payment. The Company shall make payments from its general assets to Participants, and shall provide the Benefits described in Article IV hereof in accordance with the terms of this Plan, as directed by the Committee.

                                   ARTICLE IX

                                CLAIMS PROCEDURES

      Section 9.1 Application for Benefits. Benefits shall be paid by the Company following a termination of employment that qualifies the Participant for Benefits. In the event a Participant believes himself/herself eligible for Benefits under this Plan and Benefit payments have not been initiated by the Company, the Participant may apply for such Benefits by requesting payment of Benefits in writing from the Company.

      Section 9.2 Appeals of Denied Claims for Benefits. In the event that any claim for benefits is denied in whole or in part, the Participant (or beneficiary, if applicable) whose claim has been so denied shall be notified of such denial in writing by the Committee, within thirty (30) days following submission by the Participant (or beneficiary, if applicable) of such claim to the Committee. The notice advising of the denial shall specify the reason or reasons for denial, make specific reference to pertinent Plan provisions, describe any additional material or information necessary for the claimant to perfect the claim (explaining why such material or information is needed), and shall advise the Participant of the procedure for the appeal of such denial. All appeals shall be made by the following procedure:

            (a) The Participant whose claim has been denied shall file with the Committee a notice of desire to appeal the denial. Such notice shall be filed within sixty (60) days of notification by the Committee of the claim denial, shall be made in writing, and shall set forth all of the facts upon which the appeal is based. Appeals not timely filed shall be barred.

            (b) The Committee shall, within thirty (30) days of receipt of the Participant's notice of appeal, establish a hearing date on which the Participant may make an oral presentation to the Committee in support of his/her appeal. The Participant shall be given not less than ten (10) days' notice of the date set for the hearing.

            (c) The Committee shall consider the merits of the claimant's written and oral presentations, the merits of any facts or evidence in support of the denial of benefits, and such other facts and circumstances as the Committee shall deem relevant. If the claimant elects not to make an oral presentation, such election shall not be deemed adverse to his/her interest, and the Committee shall proceed as set forth below as though an oral presentation of the contents of the claimant's written presentation had been made.


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            (d) The Committee shall render a determination upon the appealed claim, within sixty (60) days of the hearing date, which determination shall be accompanied by a written statement as to the reasons therefor. The determination so rendered shall be binding upon all parties.

                                    ARTICLE X

                                  MISCELLANEOUS

      Section 10.1 Nonalienation of Benefits. None of the payments, benefits or rights of any Participant shall be subject to any claim of any creditor, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment, trustee's process, or any other legal or equitable process available to any creditor of such Participant. No Participant shall have the right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments which he/she may expect to receive, contingently or otherwise, under this Plan.

      Section 10.2 No Contract of Employment. Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Participant, or any person whosoever, the right to be retained in the service of the Company, and all Participants shall remain subject to discharge to the same extent as if the Plan had never been adopted.

      Section 10.3 Severability of Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

      Section 10.4 Successors, Heirs, Assigns, and Personal Representatives. This Plan shall be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Participant, present and future. Unless the Chief Executive Officer directs otherwise, the Company shall require any successor or successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, or a division thereof, to acknowledge expressly that this Agreement is binding upon and enforceable against the Company in accordance with the terms hereof, and to become jointly and severally obligated with the Company to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or successions had taken place.

      Section 10.5 Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

      Section 10.6 Gender and Number. Except where otherwise clearly indicated by context, the masculine and the neuter shall include the feminine and the neuter, the singular shall include the plural, and vice-versa.


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      Section 10.7 Unfunded Plan. The Plan shall not be funded. The Company may, but shall not be required to, set aside or earmark an amount necessary to provide the Benefits specified herein (including the establishment of trusts).
In any event, no Participant shall have any right to, or interest in, any assets of the Company which may be applied by the Company to the payment of Benefits.

      Section 10.8 Payments to Incompetent Persons, Etc. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting therefor shall be deemed paid when paid to such person's guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company, the Committee and all other parties with respect thereto.

      Section 10.9 Lost Payees. A Benefit shall be deemed forfeited if the Committee is unable to locate a Participant to whom a Benefit is due. Such Benefit shall be reinstated if application is made by the Participant for the forfeited Benefit while this Plan is in operation.

      Section 10.10 Controlling Law. This Plan shall be construed and enforced according to the laws of the Commonwealth of Pennsylvania to the extent not preempted by Federal law.



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